Exhibit 99.3

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Karyopharm Announces $30 Million Private Placement with RA Capital

NEWTON, Mass. – March 24, 2026 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today announced that it has entered into a securities purchase agreement with RA Capital Management for a private placement that is expected to result in gross proceeds of approximately $30 million before deducting placement agent fees and offering expenses, and an additional approximately $44 million of gross proceeds if the accompanying warrants are exercised in full.

In the private placement, the Company agreed to sell 1,030,354 shares of common stock at a price of $6.785 per share, 3,391,164 pre-funded warrants at a price of $6.7849 per pre-funded warrant, and accompanying warrants to purchase 4,421,518 shares of common stock with an exercise price of $10.00 per share. The pre-funded warrants will have an exercise price of $0.0001 per share of common stock, will be immediately exercisable and will not expire. The accompanying warrants will be immediately exercisable and will expire 30 days following the public announcement by the Company of topline results from the Phase 3 XPORT-EC-042 clinical trial of selinexor in patients with endometrial cancer.

The private placement is expected to close on or about March 26, 2026, subject to the satisfaction of customary closing conditions. The private placement was priced at-the-market under Nasdaq rules. The Company expects that the net proceeds of the private placement, together with its existing liquidity, including cash, cash equivalents and investments, as well as cash flow from net product revenue and license and other revenue, will enable it to fund its current operating plans into late Q3 2026.

The Company intends to use the proceeds from the private placement for general corporate purposes, including to support the Company’s ongoing and planned clinical trial activities.

Jefferies and Piper Sandler acted as placement agents for the private placement.

The offer and sale of the shares of common stock, pre-funded warrants, warrants, or any other securities (including the shares of common stock issuable upon exercise of the pre-funded warrants and warrants) are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The shares of common stock, pre-funded warrants, warrants, or any other securities (including the shares of common stock issuable upon exercise of the pre-funded warrants and warrants) may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock, pre-funded warrants, warrants, or any other securities, nor shall there be any offer, solicitation or sale of shares of common stock, pre-funded warrants, warrants, or any other securities (including the shares of common stock issuable upon exercise of the pre-funded warrants and warrants) in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company whose dedication to pioneering novel cancer therapies is fueled by a belief in the extraordinary strength and courage of patients with cancer. Since its founding, Karyopharm has been an industry leader in oral compounds that address nuclear export dysregulation, a fundamental mechanism of oncogenesis. Karyopharm’s lead compound and first-in-class,

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oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications. It has also received regulatory approvals in various indications in 50 ex-U.S. territories and countries, including the European Union, the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting indications in multiple high unmet need cancers, including in multiple myeloma, endometrial cancer, myelofibrosis, and diffuse large B-cell lymphoma (DLBCL).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the expected closing date of the private placement, the Company’s expected cash runway following closing of the private placement, and the Company’s expected use of proceeds from the private placement. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical trials, including subsequent analysis of existing data and new data received from ongoing and future trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical trials; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; substantial doubt exists regarding Karyopharm’s ability to continue as a going concern; development or regulatory approval of drug candidates by Karyopharm’s competitors for products or product candidates in which Karyopharm is currently commercializing or developing; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the Securities and Exchange Commission (SEC) on February 13, 2026, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc.

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CONTACTS:

Investors:

Brendan Strong
Senior Vice President, Investor Relations 617.762.2661
brendan.strong@karyopharm.com

Media:

Mary Ann Ondish
Head of Corporate Communications 914.552.4625
Maryann.ondish@karyopharm.com

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